EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made on the 7th day of October 2025 by and between LINDSAY CORPORATION, a Delaware corporation (the “Company” or “Lindsay”) and Sam Hinrichsen (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive as Senior Vice President and Chief Financial Officer; and

WHEREAS, the Company and Executive desire to obtain assurances of continued employment of Executive for the period provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES
1.1
Position and Responsibilities. The Company hereby employs the Executive to render full-time exclusive services (as defined in Section 1.3 hereof) to the Company during the Term (as hereinafter defined), subject to the direction of the President of Lindsay (the “President”) or such other person as the President or the Board of Directors of Lindsay (the “Board”) may designate from time to time (the President or such other person so designated, the “Supervisor”). In such capacity and subject to such direction, the Executive shall (i) devote his full professional time and attention, best efforts, energy and skills to the services required of him as an employee of the Company, except for paid time off taken in accordance with the Company’s policies and practices, and subject to the Company’s policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (ii) use his best efforts to promote the interests of the Company; (iii) comply with all applicable governmental laws, rules and regulations and with all of the Company’s policies, rules and/or regulations applicable to the employees of the Company, including, without limitation, the Code of Business Conduct and Ethics of the Company as amended from time to time; and (iv) discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the Supervisor’s directives. As of the Effective Date of this Agreement, the Executive will serve as Senior Vice President of the Company. Effective January 1, 2026, the Executive shall serve as Senior Vice President and Chief Financial Officer of the Company.
1.2
Acceptance. The Executive hereby accepts such employment and agrees to render the services described above in the manner described above.
1.3
Exclusive Service. It is understood and agreed that the Executive may not engage in other business activities during the Term, whether or not for profit or other pecuniary advantage; provided, however, that the Executive may make financial investments which do not involve his active participation and may engage in other activities such as participation in charitable, educational, religious, civic and similar type organizations and similar types of activities and, with the consent of the President, may serve as an outside director on the board of directors of other corporations which are not affiliates or competitors of the Company or any of its affiliates, all to the extent that such activities do not hinder or interfere with the performance of his duties under this Agreement or conflict with the policies of Lindsay concerning conflicts of interest or with the businesses of Lindsay or any of its affiliates in any material way.
ARTICLE II

TERM
2.1
Term. Beginning on November 3, 2025 (the “Effective Date”), the Executive will be employed by the Company for a period of twelve (12) months, unless his employment is terminated at an earlier date in accordance with ARTICLE IV (the “Term”), provided that on each date thereafter the Term shall automatically be extended for an additional day, unless the Company notifies Executive in writing that it does not wish to further extend the Term. Accordingly, this Agreement shall have a remaining Term of twelve (12) months from the date when the Company notifies the Executive in writing that it does not wish to further extend the Term. Those obligations which by their terms survive the termination of this Agreement shall not be extinguished by the expiration of the Term or the termination of this Agreement.
ARTICLE III

COMPENSATION
3.1
Basic Salary. As of the Effective Date, the Executive’s annual base salary (“Salary”) will be $450,000. Executive’s Salary may be increased from time to time based on merit or such other considerations as the Human Resources and Compensation Committee of the Board (“Compensation Committee”) may deem appropriate, and prior to a Change in Control (as defined in Section 4.8 herein) may be reduced as part of a general across the board Salary reduction that is applicable to all senior executives with comparable responsibility, title or stature. The Salary shall be payable in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time.
3.2
Bonus; Equity Incentives. In addition to the Salary:
(a)
The Executive shall be eligible to receive an annual bonus (“Bonus”), in the discretion of the Compensation Committee, based on the performance of the Company relative to financial objectives and the performance of the Executive relative to personal objectives, in each case as such objectives are set forth in the Company’s annual management incentive plan. The Executive’s target Bonus shall be 65% of his Salary beginning on the Effective Date stated in Section 2.1 above, subject to change in the discretion of the Compensation Committee prior to a Change in Control. The Executive’s Bonus will be prorated during Fiscal 2026 for the days the Executive is employed by the Company during Fiscal 2026.
(b)
The Executive shall be eligible to receive annual performance stock units, restricted stock units and/or other equity or long-term incentives, in the discretion of the Compensation Committee. The aggregate grant-date accounting value of the Executive’s annual equity or long-term incentive award to be awarded on the Effective Date is expected to be $600,000, subject to the discretion of the Compensation Committee.

(c)
In addition to the annual equity award set forth in Section 3.2(b) above, the Executive shall receive a special grant of restricted stock units on the Effective Date, having a grant-date accounting value of $150,000 and vesting equally on November 1, 2026, 2027 and 2028.
(d)
The Executive shall receive a $100,000 cash signing bonus on the Effective Date, subject to certain repayment obligations set forth in the Company’s bonus repayment agreement.
3.3
Pro-ration and Payment of Taxes. All required employment taxes, withholding and deductions shall be deducted from the Salary and the Bonus. If the Executive does not work any full year or this Agreement has been terminated before the end of any year, the Salary and Bonus shall be pro-rated for the period actually worked.
3.4
Benefits. The Executive shall be eligible to participate in and receive the benefits under any deferred compensation plan, health, life, accident and disability insurance plans or programs, relocation programs and any other employee benefit or fringe benefit plans or arrangements that the Company makes available generally to other senior executives of the Company, pursuant to the provisions of such plans or arrangements as in effect from time to time.
3.5
Vacations. The Executive will be entitled to vacation and sick days in accordance with the policies of the Company for its employees generally, as in effect from time to time. Vacation must be taken by the Executive at such time or times as reasonably approved by the President.
3.6
Expenses. The Company shall pay or reimburse the Executive for all reasonable, ordinary and necessary business expenses incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement in accordance with the applicable policies and procedures of the Company as in effect from time to time, upon the presentation of proper expense statements or such other supporting documentation as the Company may reasonably require.
ARTICLE IV

TERMINATION OF EMPLOYMENT
4.1
General. The Executive’s employment may be terminated by the Company during the Term as provided in this ARTICLE IV. Upon termination of employment, the Term shall end and the Executive shall be paid the pro-rated portion of the Salary accrued but unpaid to the date of his termination. The Executive’s rights under the Company’s employee benefit plans shall be determined under the provisions of such plans and/or applicable law and any payments due under such plans shall be distributed pursuant to the provisions thereof.
4.2
Death or Disability. The Executive’s employment hereunder shall terminate automatically as of the date of his death, and the Company may at any time at its option, exercised by notice to the Executive, terminate his employment for “disability” (as hereinafter defined). In the event of termination for death or disability, the Company, subject to the provisions of Section 4.1, shall have no further obligations or liabilities to the Executive hereunder. For purposes of this Agreement, the term “disability” means any physical or mental illness, disability or incapacity which, in the good faith determination of the Board, prevents the Executive from performing the essential functions of his position hereunder for a period of not less than ninety consecutive days (or for shorter periods totaling not less than one hundred and twenty days) during any period of twelve consecutive months.
4.3
Cause. The Company may, at any time, at its option, exercised by notice to the Executive, terminate his employment for cause when cause exists. In the event of termination for cause, the Company, subject to the provisions of Section 4.1, shall have no further obligations or liabilities to the Executive hereunder. For purposes of this Agreement, the term “cause” means (i) any conviction of the Executive for a felony or misdemeanor (other than for minor motor vehicle offenses or other minor offenses); (ii) any material breach by the Executive of this Agreement or the willful failure of the Executive to comply with any lawful directive of the Supervisor, the President or the Board or any lawful policy of the Company; or (iii) dishonesty or gross negligence by the Executive in the performance of his duties hereunder.
4.4
Other Than For Cause. The Company may, at any time, at its option, terminate the employment of the Executive other than for cause, death or disability, in which event the Company shall pay to Executive in a lump sum, within ninety (90) days of such termination, an amount equal to one (1) times Executive’s Salary (or Executive’s Salary plus target Bonus in the event of termination other than for cause, death or disability within one year following a Change in Control), at the rate in effect on the date of his termination, subject to execution of the release referred to in Section 4.6 below and the expiration of all revocation periods under applicable law with respect to such release (and subject to continued compliance by the Executive with ARTICLE V). This amount shall be in lieu of and shall be reduced by any termination or severance pay representing Salary or Bonus which is payable to Executive under any Proprietary Matters Agreement, offer of employment letter or other agreement with the Company or any of its affiliates.

In the event the Executive voluntarily terminates his employment with the Company for Good Reason (as defined below) at any time within one year after a Change in Control, such event shall be considered equivalent to a termination without cause, and the Executive shall be entitled to receive the same payment provided in the previous paragraph for termination without cause within one year after a Change in Control, subject to execution of the release referred to in Section 4.6 below and the expiration of all revocation periods under applicable law with respect to such release (and subject to continued compliance by the Executive with ARTICLE V). “Good Reason” will exist if: (a) Executive’s Salary, target Bonus or total compensation opportunity (including Salary, target Bonus and long-term incentive compensation opportunity) is reduced below the level in effect immediately prior to the Change in Control, (b) Executive’s title, duties or responsibilities with the Company are significantly reduced from those in effect immediately prior to the Change in Control, or (c) Executive is required to relocate his principal office to a location more than fifty (50) miles from its location immediately prior to the Change in Control, provided that the Executive must furnish written notice to the Company setting forth the reasons for Executive’s intention to terminate employment for Good Reason under this paragraph, and the Company shall have an opportunity to cure the actions or omissions forming the basis for such intended termination, if possible, within thirty (30) days after receipt of such written notice.

4.5
Extension. Any extension of the Term (other than automatic extensions under Section 2.1) must be agreed upon in writing by both parties hereto.
4.6
Satisfaction of Liabilities. No amounts shall be payable by the Company to the Executive under this ARTICLE IV until the Executive executes a general release in a form acceptable to the Company. Upon the delivery of such executed general release to the Company and subject to the Company’s compliance with Section 4.4, the Company shall have no further liability of any kind or nature whatsoever to the Executive under this Agreement.
4.7
Assistance to Company. The Executive agrees that in the event any administrative or legal proceeding is instituted against the Company or any of its affiliates in connection with any action taken while the Executive was in the Company’s employ, the Executive will provide reasonable assistance and cooperation in defense of such action or proceeding.
4.8
Change in Control. For purposes of this Agreement, “Change in Control” shall mean any of the following events: (a) a dissolution or liquidation of the Company, (b) a sale of substantially all of the assets of the Company, (c) a merger or combination involving the Company after which the owners of Common Stock of the Company immediately prior to the merger or combination own less than 50% of the outstanding shares of common stock of the surviving corporation, or (d) the acquisition of more than 50% of the outstanding shares of Common Stock of the Company, whether by tender offer or otherwise, by any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company.
ARTICLE V

COVENANTS AND REPRESENTATIONS
5.1
Proprietary Matters Agreement. The Executive acknowledges that he has previously entered into a Proprietary Matters Agreement with the Company and agrees to comply with and be bound by all of the provisions of the Proprietary Matters Agreement that apply to him, and Executive agrees that the payments provided for under this Agreement shall be in lieu of and shall be reduced by any amounts which are payable to Executive under the Proprietary Matters Agreement.
5.2
Enforcement. If the Executive commits a material breach of any of the provisions of the Proprietary Matters Agreement referred to in Section 5.1, the Executive shall forfeit all rights to receive any amounts of any nature whatsoever from the Company under this Agreement or otherwise, and the Company will be entitled to the remedies provided under the Proprietary Matters Agreement and any other rights and remedies the Company may have pursuant to applicable laws.
5.3
Representation. The Executive represents and warrants to the Company that he has full power to enter into this Agreement and perform his duties hereunder and that his execution and delivery of this Agreement and his performance of his duties hereunder shall not result in a breach of or constitute a default under any agreement or understanding, oral or written, to which he is a party or by which he may be bound.

ARTICLE VI

MISCELLANEOUS
6.1
Voluntary Nature. The Executive represents, warrants and acknowledges that he is voluntarily agreeing to the provisions of this Agreement. The Executive has been urged to, and hereby represents, warrants and acknowledges that he has had the opportunity to, obtain the advice of his own attorney unrelated to the Company or any of its affiliates prior to executing and delivering this Agreement.
6.2
Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and is delivered in person or sent by certified mail, return receipt to (i) his current residence, in the case of the Executive, or (ii) the President at Lindsay’s principal corporate office, in the case of the Company. Notice shall be deemed effective upon receipt if made by personal delivery or upon deposit in the United States mail.
6.3
Non-Assignability. Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Company may assign this Agreement without the prior written consent of the Executive to any purchaser of the Company or of all or substantially all of the Company’s assets, or to the surviving entity upon any merger or consolidation of the Company with or into another entity.
6.4
Applicable Law. This Agreement and the relationship of the parties in connection with the subject matter of this Agreement shall be construed and enforced according to the laws of the state of Nebraska without giving effect to the conflict of law rules thereof.
6.5
Effect of Prior Agreements. This Agreement (together with the Proprietary Matters Agreement) contains the full and complete agreement of the parties relating to the employment of the Executive hereunder. For the sake of clarity, this Agreement supersedes and replaces any prior employment agreements between the Company and Executive and any prior employment agreements shall cease to be in effect as of the Effective Date. This Agreement may not be amended, modified or supplemented and no provision or requirement may be waived except by written instrument signed by the party to be charged.
6.6
Severability. Wherever possible, each provision of this Agreement will be interpreted in a manner to be effective and valid, but if any provision is held invalid or unenforceable by any court of competent jurisdiction, then such provision will be ineffective only to the extent of such invalidity or unenforceability, without invalidating or affecting in any manner the remainder of such provision or the other provisions of this Agreement.
6.7
Absence of Waiver. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.
6.8
Arbitration. Any dispute, disagreement or other question arising under this Agreement or the interpretation thereof shall be settled by final and binding arbitration before a single arbitrator under the arbitration provisions of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and judgment upon the award may be entered in any court having jurisdiction thereof.
6.9
I.R.C. §409A. Exhibit A which is attached to this Agreement modifies and clarifies certain terms and condition of this Agreement in order to comply with Section 409A of the Internal Revenue Code. It is hereby incorporated by reference as part of this Agreement as if set forth herein.
6.10
Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.
6.11
Certain Protections. You have the right under federal law to certain protections for cooperating with or reporting legal violations to the SEC and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits you from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.

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IN WITNESS WHEREOF, the parties have executed and delivered this agreement as of the date first above written.

Company: LINDSAY CORPORATION

By: /s/ Randy Wood

Name: Randy Wood

Title: President and CEO

Executive: /s/ Sam Hinrichsen

Name: Sam Hinrichsen

EXHIBIT A TO LINDSAY CORPORATION

EMPLOYMENT AGREEMENT

I.R.C. § 409A

This Exhibit A to the Lindsay Corporation Employment Agreement (“Agreement”) modifies and clarifies certain terms and conditions of the Employment Agreement between Lindsay Corporation (“Company”) and the Executive (herein referred to as “Employee”). The purpose of this Exhibit A is to comply with Section 409A of the Internal Revenue Code (“Section 409A”)

1. Termination of Employment. To the extent that the Agreement provides for any termination payments to be made or provided to Employee as a result of involuntary termination of employment without cause or by Employee for Good Reason, Employee will be considered to have experienced a termination of employment when Employee has a “separation from service” within the meaning of Section 409A.

In general, Employee will have a “separation from service” within the meaning of Section 409 as of the date that the level of bona fide services that Employee is expected to perform permanently decreases to no more than 20% of the average level of bona fide services that Employee performed over the immediately preceding 36-month period (or the full period of services if Employee has been providing services less than 36 months).

For these purposes, “services” include services that Employee provides as an employee or as an independent contractor. In addition, in determining whether Employee has experienced a “separation from service,” the Company is obligated to take into account services Employee provides both for it and for any other corporation that is a member of the same “controlled group” of corporations as the Company under Section 414(b) of the Internal Revenue Code or any other trade or business (such as a partnership) which is under common control with the Company as determined under Section 414(c) of the Internal Revenue Code, in each case as modified by Section 409A. In general, this means that the Company will consider services Employee provides to any corporation or other entity in which Lindsay Corporation, directly or indirectly, possesses at least 50% of the total voting power or at least 50% of the total value of the equity interests.

2. Release and Timing of Termination Payments. The Release which Employee is required to deliver to the Company in order to receive termination payments under the Agreement shall be delivered to Company not later than 30 days following Employee’s “separation from service.” Except as provided in Paragraph 3 below, Employee’s lump sum termination payment shall be paid in full on the first regular payday following Employee’s “separation from service” after Employee’s right to revoke the Release pursuant to applicable law has lapsed, but in no event later than ninety (90) days following Employee’s “separation from service.”

3. Required Delay in Payment for “Specified Employees”. Each of the payments under this Agreement shall be considered a separate payment for purposes of Section 409A.

Notwithstanding any provision to the contrary in this Agreement, if (a) Employee is a “specified employee” within the meaning of Section 409A for the period in which any payment or benefit under this Agreement would otherwise commence or be made, and (b) such payment or benefit under this Agreement would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A if the payment or benefit were to commence or be made within six months of Employee’s termination of employment with the Company, then all such payments or benefits that would otherwise be paid during the first six months after Employee’s “separation from service” within the meaning of Section 409A shall be accumulated and shall be paid on the earlier of (1) the first day which is at least six months after Employee’s “separation from service” within the meaning of Section 409A or (2) the date of Employee’s death.

4. Reimbursements. If Employee is entitled to receive during or following termination of employment any reimbursements that constitute deferred compensation for purposes of Section 409A, (a) any such reimbursements shall be paid no later than the last day of the calendar year following the calendar year in which the related expense was incurred; (b) the amounts eligible for reimbursement in any calendar year shall not affect the amounts eligible for reimbursement in any other calendar year, and (c) the right to reimbursement is not subject to liquidation in exchange for any other payment or benefit.

5. No Liability of Company. Lindsay Corporation shall not be liable to Employee for any taxes, interest or penalties which may be imposed on Employee under Section 409A or corresponding provisions of state laws.